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                                                                Exhibit 99.b.9.c

                              SERVICE PLAN FOR THE
                    AMERICAN AADVANTAGE FUNDS SERVICE CLASS

         WHEREAS, the American AAdvantage Funds (the "Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and offers for public sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio (a "Fund"); and

         WHEREAS, the Trust's Board of Trustees has authorized each of the Funds to issue multiple classes of shares, including a class to be designated as the Service Class, and in the future may authorize new Funds to issue multiple classes, including such Service Class; and

         WHEREAS, the Trust desires to adopt a Service Plan ("Plan") with respect to the Service Class;

         NOW, THEREFORE, the Trust hereby adopts this Plan with respect to the Service Class.

         1. A Fund is authorized to pay to AMR Investment Services, Inc. ("AMR"), or to such other entities as approved by the Board, as compensation for shareholder services provided by such entities to Service Class shareholders, an aggregate fee at the rate of up to 0.25% on an annualized basis of the average daily net assets of the Service Class of each such Fund which has approved this Plan in accordance with the conditions of approval set forth herein. Such fee shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board shall determine.

         2. AMR or any other entity approved by the Board may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in or relate to the servicing of a participating Fund's Service Class shares, including, but not limited to, the payment of service fees and transfer agency or subtransfer agency expenses.

         3. This Plan shall not take effect with respect to the Service Class of a Fund unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to such Fund have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         4. After approval as set forth in paragraph 3, this Plan shall take effect and continue in full force and effect with respect to a Service Class of a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. AMR and any other recipient of payments hereunder shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Service Class of each applicable Fund under this Plan and the purposes for which such expenditures were made.

         6. This Plan may be terminated with respect to the Service Class of any Fund at any time by vote of the Board, or by vote of a majority of the Independent Trustees.

         7. This Plan may not be amended to increase materially the amount of fees provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

         8. The amount of the fees payable by a Fund to AMR or any other authorized entity under paragraph 1 hereof is not related directly to expenses incurred by such entities on behalf of such Fund in providing shareholder services hereunder, and paragraph 2 hereof does not obligate such Fund to
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reimburse any such entity for such expenses.  The fees set forth in paragraph 1 hereof will be paid by such Fund to such entities until the Plan is either terminated or not renewed. If the Plan is terminated or not renewed with respect to a Fund, any shareholder servicing expenses incurred by such entities on behalf of such Fund in excess of payments of the fees specified in paragraph 1 hereof which have been received or accrued through the termination date are the sole responsibility and liability of the entity incurring the expenses, and are not obligations of such Fund.

         9. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

         10. As used in this Plan, the term "interested person" shall have the same meaning as that term has in the 1940 Act.

         11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         12. The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or the Fund under this Plan, and AMR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Funds in settlement of such right or claim, and not to such Trustees or shareholders.

         IN WITNESS WHEREOF, the Trust has executed this Plan on the day and year set forth below.


DATE                                               AMERICAN AADVANTAGE FUNDS


August 1, 1994                                     By: /s/ William F. Quinn
--------------                                         ---------------------




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                                                                 Exhibit 99.b.10


                                December 18, 1997



American AAdvantage Funds
4333 Amon Carter Boulevard MD 5645
Fort Worth, Texas 76155

Ladies and Gentlemen:

         You have requested our opinion as to certain matters regarding the issuance by American AAdvantage Funds (the "Trust") of shares of beneficial interest (collectively, the "Shares"). The Trust is about to file Post-Effective Amendment No. 23 to its Registration Statement on Form N-1A ("PEA No. 23") for the purpose of (1) adding PlanAhead Class shares to the Intermediate Bond Fund, (2) adding Institutional Class and PlanAhead Class shares to the S&P 500 Index Fund, (3) changing the name of the Limited-Term Income Fund to the Short-Term Bond Fund, and (4) amending such other information as appropriate.

         We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust's Declaration of Trust and By-Laws and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant, and we generally are familiar with the Trust's business affairs. Based on the foregoing, it is our opinion that the Shares to be issued pursuant to PEA No. 23 may be issued in accordance with the Trust's Declaration of Trust and By-Laws, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940 Act, as amended, and applicable federal and state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust for payment. It also requires that notice of such disclaimer be given in each contract or instrument made or issued by the officers or the Trustees of the Trust on behalf of the Trust. The Declaration of Trust further









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American AAdvantage Funds
December 17, 1997
Page 2



provides: (1) for the Trust to indemnify and hold each shareholder harmless from Trust assets for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of Shares of the Trust; and (2) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

         We hereby consent to this opinion accompanying the Registration Statement that you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm in the statement of additional information filed as part of PEA No. 23.

                                                     Very truly yours,

                                                     KIRKPATRICK & LOCKHART LLP



                                                     By
                                                        ------------------------
                                                          Robert J. Zutz